SCHEDULE 13G

                                 (RULE 13D-102)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                                ECI TELECOM LTD.
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                                (Name of Issuer)

                ORDINARY SHARES, NOMINAL VALUE NIS 0.12 PER SHARE

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                         (Title of Class of Securities)

                                    268258100

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                                 (CUSIP Number)

                                  June 30, 2004

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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 268258100                   13G
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1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
     (Entities Only).

     Ofer (Ships Holding) Ltd. (no U.S. I.D. number)
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2.   Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

     (a)  [X]

     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     Israel
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                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            6,867,200 shares
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               6,537,800 shares
Person With        -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        329,400 shares
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,537,800 shares
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE
     INSTRUCTIONS)

     [X]
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11.  Percent of Class Represented by Amount in Row (9)

     6.1%
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12.  Type of Reporting Person (SEE INSTRUCTIONS)

     CO
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CUSIP No. 268258100                   13G
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1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
     (Entities Only).

     Eyal Ofer (no U.S. I.D. number)
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2.   Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

     (a)  [X]

     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     Israel
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                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            6,867,200 shares
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With        -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        6,867,200 shares
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE
     INSTRUCTIONS)

     [X]
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11.  Percent of Class Represented by Amount in Row (9)

     0
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12.  Type of Reporting Person (SEE INSTRUCTIONS)

     IN
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CUSIP No. 268258100                   13G
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1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
     (Entities Only).

     Udi Angel (no U.S. I.D. number)
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2.   Check the Appropriate Box if a Member of a Group (SEE INSTRUCTIONS)

     (a)  [X]

     (b)  [_]
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3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Israel
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                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            6,867,200 shares
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With        -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        6,867,200 shares
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (SEE INSTRUCTIONS)

     [X]
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11.  Percent of Class Represented by Amount in Row (9)

     0
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12.  Type of Reporting Person (SEE INSTRUCTIONS)

     IN
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CUSIP No. 268258100                   13G
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This Schedule 13G is filed to amend certain information included in Amendment
No. 1 to Schedule 13D (the "Amendment") filed on February 2, 2004 by Ofer (Ships Holding) Ltd., an Israeli corporation ("Holdings"), Doron Ofer, Eyal Ofer and Udi Angel, all Israeli citizens, which Amendment amended and restated Schedule 13D filed by such persons on February 21, 2003 in its entirety. On June 30, 2004, Holdings granted Carmel V.C. Ltd., an Israeli company, an irrevocable proxy to vote all of the ordinary shares of the issuer beneficially held by Holdings solely in connection with the appointment or replacement of the two directors of the issuer who under the issuer's Articles of Association may be elected by the purchasers of ordinary shares of the issuer that were acquired pursuant to the subscription agreement dated as of December 6, 2001 among the issuer, Holdings and other parties, as a group (the "Purchasers"), for as long as the Purchasers own, in the aggregate, at least 10% of the issued and outstanding ordinary shares of the issuer, or one director, for as long as they own, in the aggregate, at least 5% of the issued and outstanding ordinary shares of the issuer. Carmel V.C. Ltd. agreed that, in making any such appointment of a director, it will not appoint as a director any person who may be deemed to be an "affiliate" (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of Holdings. The foregoing proxy (i) may terminate in the discretion of Carmel V.C. Ltd. upon a 30-day prior written notice to Holdings and (ii) will automatically terminate at such time that the service of the directors appointed by the Purchasers, as a group, expires or terminates and no replacement director is appointed on behalf of the Purchasers. Due to the foregoing, Holdings and Messrs. Eyal Ofer and Udi Angel have determined that Holdings is no longer subject to the requirement to file Schedule 13D and amendments thereto with respect to the ordinary shares of the issuer held beneficially by Holdings. This Schedule 13G is filed pursuant to Rule 13d-1(c) promulgated under the Securities Exchange Act of 1934, as amended.

ITEM 1.   (a)  Name of Issuer:

               ECI Telecom Ltd.

          (b)  Address of Issuer's Principal Executive Offices:

               30 Hasivim Street, Petah Tikva 49130, Israel

ITEM 2.   (a)  Name of Person Filing:

               Ofer (Ships Holding) Ltd.

               Eyal Ofer

               Udi Angel

          (b)  Address of Principal Business Office or, if None, Residence:

               Ofer (Ships Holding) Ltd. and Udi Angel: 9 Andre Saharov Street, P.O. Box 15090, Matam, Haifa 31905, Israel

               Eyal Ofer: 18 Upper Brook Street, London, England

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CUSIP No. 268258100                   13G
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          (c)  Citizenship:

               Israel

          (d)  Title of Class of Securities:

               Ordinary Shares, nominal value NIS 0.12 per share

          (e)  CUSIP Number: 268258100

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [_] Investment company registered under Section 8 of the Investment Company Act.

          (e)  [_]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 268258100                   13G
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ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

     OFER (SHIPS HOLDING) LTD.

     (a)  Amount beneficially owned: 6,867,200 shares

     (b)  Percent of class: 6.1%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote: 6,867,200

          (iii) Sole power to dispose or to direct the disposition of: 6,537,800

          (iv) Shared power to dispose or to direct the disposition of: 329,400

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CUSIP No. 268258100                   13G
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     EYAL OFER

     (a)  Amount beneficially owned: 0

     (b)  Percent of class: 0

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote: 6,867,200

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv) Shared power to dispose or to direct the disposition of:
               6,867,200

     UDI ANGEL

     (a)  Amount beneficially owned: 0

     (b)  Percent of class: 0

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote: 6,867,200

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv) Sole power to dispose or to direct the disposition of: 6,867,200

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A.

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CUSIP No. 268258100                   13G
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below, the undersigned persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 268258100                   13G
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned persons certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2004

                                                 Ofer (Ships Holding) Ltd.


                                                 By: /s/ Eyal Ofer/ /s/Udi Angel
                                                 -------------------------------
                                                 Name: Eyal Ofer and Udi Angel
                                                 Title: Directors



                                                 /s/ Eyal Ofer
                                                 -------------
                                                 Eyal Ofer


                                                 /s/ Udi Angel
                                                 -------------
                                                 Udi Angel

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CUSIP No. 268258100                   13G
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                                    EXHIBIT A

Identity of the members of the group:

1.   Ofer (Ships Holding) Ltd.

2.   Eyal Ofer

3.   Udi Angel